LOAN AGREEMENT

THIS  LOAN AGREEMENT (this “Agreement”) made and entered into as of the day of February 24, 2014, ( the “Effective Date”) by and between OAK RIDGE ENERGY TECHNOLOGIES, INC., a Colorado corporation (“Oak Ridge”), and EXPEDIA HOLDINGS LIMITED, a corporation organized under the laws of Hong Kong (“Expedia”) (with each a “Party” or both “Parties” herein).

RECITALS:

WHEREAS, Newmark Investment Limited, a corporation organized under the laws of Hong Kong (“Newmark”), loaned USD$2million to Oak Ridge to finance the business operations of Oak Ridge under a verbal understanding that the Parties deemed to be effective as  of November 2, 2012 (the “Oak Ridge Loan”); and

WHEREAS, on December 23, 2013, Newmark became a party to a Settlement Agreement and Mutual Release (the “Settlement Agreement”) pursuant to which it agreed to extend the Oak Ridge Loan to June 30, 2014; and

WHEREAS, Newmark has assigned all of its right, title and interest in and to the Oak Ridge Loan to Expedia; and

WHEREAS, Oak Ridge desires to grant Expedia a lien on all of the property, equipment, intellectual property or other items listed in Exhibit 1 (the “Collateral”) to the Security Agreement that is attached as Exhibit A hereto, (“Security Agreement”) to secure payment of the Oak Ridge Loan to Expedia and to further the business relationship of Oak Ridge with Expedia and its principals; and

WHEREAS, Oak Ridge and Expedia desire to confirm and supplement the terms of the Oak Ridge Loan in this Agreement, among other miscellaneous terms and conditions, and which Agreement shall hereafter govern the rights of the parties in all respects of the Oak Ridge Loan; and

WHEREAS, Oak Ridge and Expedia desire to execute and deliver the Security Agreement that is attached as Exhibit A hereto, and pursuant to which Oak Ridge and Expedia will execute and deliver such other instruments and notices as may be required to perfect the security interest granted therein by Oak Ridge to Expedia in the Collateral described in Exhibit 1 to Exhibit A;

NOW, THEREFORE, Oak Ridge and Expedia, intending to be legally bound, and for good and valuable consideration and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

SECTION 1

Loan Amount

The principal amount of the Oak Ridge Loan is Two Million Dollars in United States currency ($2,000,000).

SECTION 2

Loan Term

The initial term of the Oak Ridge Loan was twelve (12) months from the date of first advance on November 2, 2012 (the “Original Loan Term”), with an option to extend the Oak Ridge Loan for an additional twelve (12) months for a maximum period of twenty-four (24) months from November 2, 2012, provided the quarterly interest payments were made.  The Oak Ridge Loan has currently been extended until June 30, 2014, which is its due date (“Loan Term”), and there is no obligation of Expedia or Newmark to extend the Oak Ridge Loan by reason of Oak Ridge’s failure to pay the quarterly interest payments due thereon.

SECTION 3

Interest

Interest on the Oak Ridge Loan is six percent (6%) per annum to be paid on the last business day of each calendar quarter on the principal then outstanding.

SECTION 4

Prepayment

Oakridge shall have the right to prepay the Oak Ridge Loan, in whole or in part, at any time, or from time to time, without premium or penalty. All payments shall be applied   first to accrued interest and then to principal under the Oak Ridge Loan.

SECTION 5

Conversion

The Oak Ridge Loan, or any part thereof, is convertible to fully paid shares of common stock of Oak Ridge, at Newmark’s (now Expedia’s) request, at the end of the Loan Term; and with any of the Oak Ridge shares issued on conversion to be issued at a 50% discount of the volume weighted average price (“VWAP”) of the common stock of Oak Ridge on the OTCBB or the principal nationally recognized U.S. market on which such shares of common stock are publicly traded, for the 50 day VWAP prior to any such conversion, provided however, notwithstanding the foregoing, the minimum conversion price shall not be less than US $0.20 per share, which was the approximate current trading price of the common stock of Oak Ridge on or about November 2, 2012.

SECTION 6

Security Agreement

Oak Ridge and Expedia will simultaneously execute and deliver the Security Agreement that is Exhibit A hereto, along with all other instruments and notices as may be required to perfect the security interest granted therein by Oak Ridge to Expedia in the Collateral described in Exhibit 1 to the Security Agreement

SECTION 7

Default

The occurrence of one or more of the following events shall constitute an event of default (“Default”) with respect to the Oak Ridge Loan and all other present and future obligations of Oak Ridge to  Expedia.

7.1.      Nonpayment of Oak Ridge Loan. The nonpayment of any payment of principal or interest on the Oak Ridge Loan or any portion thereof, within ten (10) days of the date on which the installment is due.

7.2.     Breach of Other Terms. A breach by Oak Ridge of a representation, warranty, or covenant contained in this Agreement, or any other instrument or document executed and delivered in connection with this transaction, which breach has a Material Adverse Effect, as defined below, on Expedia’s rights under this Agreement.

7.3.     Appointment of Receiver, Bankruptcy, Etc.  If Oak Ridge shall: (1) apply for or consent to the appointment of a receiver, trustee, or liquidator of itself or of all or of a substantial part of its assets, (2) be unable or admit in writing its inability to pay its debts as they mature, (3) make a general assignment for the benefit of creditors, (4) be adjudicated as bankrupt or insolvent, or (5) file a voluntary petition in bankruptcy or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency for the purpose of effecting any of the foregoing.

7.4.    Reorganization, Etc. An order, judgment or decree shall be entered, with or without the application, approval or consent of Oak Ridge, by any Court of competent jurisdiction, approving a petition seeking reorganization of the Oak Ridge or appointing a receiver, trustee or liquidator of Oak Ridge or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 30 consecutive days.

7.5.    Final Judgment. The rendition of one or more final judgments against Oak Ridge for the payment of damages or money in excess of $100,000.00, in the aggregate which judgment has a Material Adverse Effect on the business of Oak Ridge, if the same are not discharged or the issuance of writs of execution or of similar process with respect thereto are not stayed within the time allowed by law for filing notice of appeal of final judgment.

7.6.    Issuance of Writ. The issuance of one or more writs of execution, garnishment, levy, attachment, distraint, or similar process against Oak Ridge (whether or not pursuant to a final judgment) in connection with a claim for the payment of damages or money in excess of $100,000.00, in the aggregate, which claim has a Material Adverse Effect on the business of Oak Ridge if the writs are not vacated or stayed within twenty (20) days after the making thereof.

7.7.     Sale of Collateral. The sale, transfer, lease, or other disposition of the Collateral or any part thereof or interest therein.

7.8.     Definition of Material Adverse Effect.  “Material Adverse Effect” with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that Party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction or related transactions contemplated herein, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

SECTION 8

Remedies

8.1.      Acceleration.  If a Default occurs, Expedia may declare the entire unpaid principal amount of the Oak Ridge Loan and all interest accrued thereon to be, and the same thereupon shall become, immediately due and payable, and Expedia also may proceed otherwise to protect its rights as provided by applicable law.  Oak Ridge and every other person liable at any time for payment of the Oak Ridge Loan waive presentment, protest, notice of protest, and notice of dishonor with respect to the Oak Ridge Loan or any portion thereof.

8.2.      Alternative Remedy.  As an alternative to the remedy set forth in Section 8.1 with respect to a Default, Expedia shall have the option of increasing the interest rate charged on the Oak Ridge Loan as follows: Beginning thirty (30) days after the date Expedia provides notice of such Default to Oak Ridge  by certified return receipt mail, the interest rate shall be increased by three (3.00%) percent per annum and the interest rate shall remain increased by three (3.00%) percent until such time as the Default shall be cured by Oak Ridge, at which time the interest rate shall be reduced by three (3.00%) percent.  Notwithstanding the above, at no time will any interest rate charged by Expedia exceed the maximum rate then allowable by law.

8.3.     Exclusive Remedy.  The remedies set forth in Sections 8.1 and 8.2., above, shall be Expedia’s exclusive remedies for a Default.

SECTION 9

Miscellaneous Provisions

9.1.    Notices.  All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment.

If to Oak Ridge:	With a copy to:
3046 E. Brighton Place Salt Lake City, Utah 84121	Leonard W. Burningham, Esq. 455 East 500 South, #205 Salt lake City, Utah 84111 or to such other person or address as Oak Ridge will furnish to the other Parties hereto in writing in accordance with this Section 9.1.

If to Expedia:
801 Pacific House 20 Queen’s Road Central Hong Kong

or to such other person or address as Expedia will furnish to Oak Ridge in writing in accordance with this Section 9.1.

9.2.     Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Parties which consent shall not be unreasonably withheld.

9.3.      Governing Law.  This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Florida (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

9.4.     Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.5.      Headings.  The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

9.6.   Entire Agreement.  This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the Oak Ridge Loan.  There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the Oak Ridge Loan.  Provisions of this Agreement will be interpreted to be valid and enforceable under applicable law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

OAK RIDGE ENERGY TECHNOLOGIES, INC.

Dated: 3/31/14

By /s/ Mark Meriwether

Name: Mark Meriwether

Title: Vice President

EXPEDIA HOLDINGS LIMITED

Dated: 2/24/2014

By /s/ Jiahe Hong

     Jiahe Hong, Director

     Expedia Holdings Limited

APPROVED:

NEWMARK INVESTMENT LIMITED

EXPEDIA HOLDINGS LIMITED

Sole Director of Newmark Investment Limited

Dated: 2/24/2014

.

By /s/ Jiahe Hong

     Jiahe Hong, Director

     Expedia Holdings Limited

EXHIBIT A

SECURITY AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of this 24 day of February, 2014, is made by and between Oak Ridge Energy Technologies, Inc., a Colorado corporation (the “Debtor”), with an address at 3046 E. Brighton Place, Salt Lake City, Utah 84121; and Expedia Holdings Limited, a corporation organized under the laws of Hong Kong (the “Secured Party”), with an address at 801 Pacific House, 20 Queen’s Road Central, Hong Kong.

RECITALS

WHEREAS, the Debtor has entered into a Loan Agreement for an amount up to USD$2,000,000, with the first advance being dated as of November 2, 2012, and the total amount of which has been advanced to the Debtor at or prior to the date hereof; and

WHEREAS, pursuant to the terms of the Loan Agreement, the Debtor has granted to the Secured Party a security interest in all of the Debtor’s right title and interest, whether presently existing or hereafter acquired in, to all of the property, equipment, intellectual property or other items listed in Exhibit 1  hereto (the “Collateral”), without qualification.

NOW, THEREFORE, the Debtor and the Secured Party, intending to be legally bound, hereby agree as follows:

1.  Definitions.

(a)  “Collateral” shall include all items listed in Exhibit 1.

(b)  “Loan Documents” means the Loan Agreement (as hereafter defined), this Agreement and all other documents and instruments evidencing, securing or executed in connection therewith.

(c)  “Loan Agreement” means that certain Loan Agreement, dated as of the date hereof, made by the Debtor, for the benefit of the Secured Party (or its predecessor), in the principal amount of USD$2,000,000.

(d)  “Obligations” shall include all debts, liabilities, obligations, covenants and duties owing from the Debtor to the Secured Party (or its predecessor) under the Loan Agreement, of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Debtor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), as evidenced by or arising under the Loan Agreement or this Agreement and, whether absolute or contingent, joint or several, due or to become due, now existing or hereafter arising under the Loan Agreement, and all costs and expenses of the Secured Party incurred in the enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses.

(e)  “UCC” means the Uniform Commercial Code, as adopted and enacted and as in effect from time to time in the State of Florida.  Terms used herein which are defined in the UCC and not otherwise defined herein shall have the respective meanings ascribed to such terms in the UCC.

2.  Grant of Security Interest.  To secure the Obligations, the Debtor, as debtor, hereby assigns and grants to the Secured Party, as secured party, a continuing lien on and security interest in the Collateral.

3.  Change in Name or Locations.  The Debtor hereby agrees that if the location of the Collateral changes from the locations listed on Exhibit 1 hereto (as applicable to fixed items of Collateral) and made part hereof, or if the Debtor changes its name or form or jurisdiction of organization, or establishes a name in which it may do business, the Debtor will immediately notify the Secured Party in writing of the additions or changes.

4.  Representations and Warranties.  The Debtor represents, warrants and covenants to the Secured Party that: (a) the Debtor has good, marketable and indefeasible title to the Collateral;  has not made any prior sale, pledge, encumbrance, assignment or other disposition of any of the Collateral; and the Collateral is free from all encumbrances and rights of setoff of any kind except the lien in favor of the Secured Party created by this Agreement; (b) except as herein provided, the Debtor will not hereafter without the Secured Party’s prior written consent sell, pledge, encumber, assign or otherwise dispose of any of the Collateral or permit any right of setoff, lien or security interest to exist thereon except to the Secured Party; and (c) the Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.  Notwithstanding anything to the contrary contained in this Agreement, the Debtor may license its intellectual property that is part of the Collateral in the ordinary course of its business.

5.  Debtor’s Covenants.  The Debtor covenants that it shall:

(a)  from time to time and at all reasonable times allow the Secured Party, by or through any of its officers, agents, attorneys, or accountants, to examine or inspect the Collateral, and obtain valuations and audits of the Collateral, at the Debtor’s expense, wherever located.  The Debtor shall do, obtain, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Secured Party may require to vest in and assure to the Secured Party its rights hereunder and in or to the Collateral, and the proceeds thereof, including waivers from landlords, warehousemen and mortgagees;

(b)  keep the Collateral in good order and repair at all times and immediately notify the Secured Party of any event causing a material loss or decline in value of the Collateral, whether or not covered by insurance, and the amount of such loss or depreciation;

(c)  only use or permit the Collateral to be used in accordance with all applicable federal, state, county and municipal laws and regulations; and

(d)  have and maintain insurance at all times with respect to all Collateral against risks of fire (including so-called extended coverage), theft, sprinkler leakage, and other risks (including risk of flood if any Collateral is maintained at a location in a flood hazard zone) as the Secured

Party may reasonably require, in such form, in the minimum amount of the outstanding principal of the Loan Agreement and written by such companies as may be reasonably satisfactory to the Secured Party.  Each such casualty insurance policy shall contain a standard Lender’s Loss Payable Clause issued in favor of the Secured Party under which all losses thereunder shall be paid to the Secured Party as the Secured Party’s interest may appear.  Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without at least thirty (30) days prior written notice to the Secured Party and shall insure the Secured Party notwithstanding the act or neglect of the Debtor.  Upon the Secured Party’s demand, the Debtor shall furnish the Secured Party with evidence of insurance as the Secured Party may require.  In the event of failure to provide insurance as herein provided, the Secured Party may, at its option, obtain such insurance and the Debtor shall pay to the Secured Party, on demand, the cost thereof.  Proceeds of insurance may be applied by the Secured Party to reduce the Obligations or to repair or replace Collateral, all in the Secured Party’s sole discretion.

(e)  If any of the Collateral is, at any time, in the possession of a bailee, Debtor shall promptly notify Secured Party thereof and, if requested by Secured Party, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Secured Party, that the bailee holds such Collateral for the benefit of Secured Party and shall act upon the instructions of Secured Party, without the further consent of Debtor.

6.  Negative Pledge; No Transfer.  The Debtor will not sell or offer to sell or otherwise transfer or grant or allow the imposition of a lien or security interest upon the Collateral or use any portion thereof in any manner inconsistent with this Agreement or with the terms and conditions of any policy of insurance thereon.

7.  Further Assurances.  Debtor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Florida Uniform Commercial Code or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Florida Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including, but not limited to (i) whether the Debtor is an organization, the type of organization and (ii) any organization identification number issued to the Debtor.  The Debtor agrees to furnish any such information to Secured Party promptly upon request. The Debtor also ratifies its authorization for the Secured Party to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

8.  Events of Default.  The Debtor shall, at the Secured Party’s option, be in default under this Agreement upon the happening of any of the following events or conditions (each, an “Event of Default”): (a) a failure to pay any amount due under the Loan Agreement, as set forth therein, or this Agreement within ten (10) days of the date the same is due; (b) the failure by the Debtor to perform any of its other obligations under this Agreement within thirty (30) days of notice from Secured Party of the same; (c) falsity, inaccuracy or material breach by the Debtor of any written warranty, representation or statement made or furnished to the Secured Party by or on behalf of the Debtor; (d) an uninsured material loss, theft, damage, or destruction to any of the Collateral, or the entry of any judgment against the Debtor or any lien against or the making of any levy, seizure or attachment of or on the Collateral; (e) the failure of the Secured Party to have a perfected first priority security interest in the Collateral; or (f) any indication or evidence received by the Secured Party that the Debtor may have directly or indirectly been engaged in any type of activity which, in the Secured Party’s discretion, might result in the forfeiture of any property of the Debtor to any governmental entity, federal, state or local.

9.  Remedies.  Upon the occurrence of any such Event of Default and at any time thereafter, the Secured Party may declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC.  The Secured Party’s remedies include, but are not limited to, to the extent permitted by law, the right to (a) peaceably by its own means or with judicial assistance enter the Debtor’s premises and take possession of the Collateral without prior notice to the Debtor or the opportunity for a hearing; (b) render the Collateral unusable; (c) dispose of the Collateral on the Debtor’s premises; and (d) require the Debtor to assemble the Collateral and make it available to the Secured Party at a place designated by the Secured Party.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Party will give the Debtor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  The requirements of commercially reasonable notice shall be met if such notice is sent to the Debtor at least thirty (30) days before the time of the intended sale or disposition.  Expenses of retaking, holding, preparing for sale, selling or the like shall include the Secured Party’s reasonable attorney’s fees and legal expenses, incurred or expended by the Secured Party to enforce any payment due it under this Agreement either as against the Debtor, or in the prosecution or defense of any action, or concerning any matter growing out of or connection with the subject matter of this Agreement and the Collateral pledged hereunder.  The Debtor waives all relief from all appraisement or exemption laws now in force or hereafter enacted.

10.  Payment of Expenses.  At its option, the Secured Party may, but is not required to: discharge taxes, liens, security interests or such other encumbrances as may attach to the Collateral; pay for required insurance on the Collateral; and pay for the maintenance, appraisal or reappraisal, and preservation of the Collateral, as determined by the Secured Party to be necessary.  The Debtor will reimburse the Secured Party on demand for any payment so made or any expense incurred by the Secured Party pursuant to the foregoing authorization, and the Collateral also will secure any advances or payments so made or expenses so incurred by the Secured Party.

11.  Notices.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt.  Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to a party’s address set forth above or to such other address as any party may give to the other in writing for such purpose.

12.  Preservation of Rights.  No delay or omission on the Secured Party’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Secured Party’s action or inaction impair any such right or power.  The Secured Party’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Secured Party may have under other agreements, at law or in equity.

13.  Illegality.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.  Changes in Writing.  No modification, amendment or waiver of any provision of this Agreement nor consent to any departure by the Debtor therefrom will be effective unless made in a writing signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Debtor in any case will entitle the Debtor to any other or further notice or demand in the same, similar or other circumstance.

15.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

16.  Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

17.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Debtor and the Secured Party and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Debtor may not assign this Agreement in whole or in part without the Secured Party’s prior written consent and the Secured Party at any time may assign this Agreement in whole or in part.

18.  Interpretation.  In this Agreement, unless the Secured Party and the Debtor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement unless otherwise indicated.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  If this Agreement is executed by more than one Debtor, the obligations of such persons or entities will be joint and several.

19.  Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Secured Party and will be deemed to be made in the State of Florida.  THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, EXCEPT THAT THE LAWS OF THE STATE WHERE ANY COLLATERAL IS LOCATED, IF DIFFERENT, SHALL GOVERN THE CREATION, PERFECTION AND FORECLOSURE OF THE LIENS CREATED HEREUNDER ON SUCH PROPERTY OR ANY INTEREST THEREIN.  The Debtor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in Florida provided that nothing contained in this Agreement will prevent the Secured Party from bringing any action, enforcing any award or judgment or exercising any rights against the Debtor individually, against any security or against any property of the Debtor within any other county, state or other foreign or domestic jurisdiction.  The Secured Party and the Debtor agree that the venue provided above is the most convenient forum for both the Secured Party and the Debtor.  The Debtor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

20.  WAIVER OF JURY TRIAL.  EACH OF THE DEBTOR AND THE SECURED PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE DEBTOR AND THE SECURED PARTY ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date hereof.

DEBTOR:

OAK RIDGE ENERGY TECHNOLOGIES, INC.

Dated: 3/31/14.

By: /s/ Mark Meriwether

Name: Mark Meriwether

Title: Vice President

SECURED PARTY:

EXPEDIA HOLDINGS LIMITED

Dated: 2/24/2014

By /s/ Jiahe Hong

     Jiahe Hong, Director